Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of February 19, 2024 (the “Effective Date”) by and between Cryoport, Inc., a Nevada corporation (the “Company”), and Edward Zecchini (“Executive”).  The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

A.Executive does not currently have an employment agreement with the Company; and

B.The Company and Executive desire to enter into this Agreement to govern the employment of Executive by the Company on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment.
(a)The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date.  Executive shall be an at-will employee meaning that Executive’s Employment may be terminated by Executive or by Employer, for any reason or for no reason and with or without Cause (as defined below).
(b)Executive shall serve as the Senior Vice President and Chief Digital and Technology Officer (“CDTO”) of the Company and shall have the normal duties, responsibilities, and authority of such office commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies and the incumbent’s job description, unless otherwise determined from time-to-time by the Company’s Chief Executive Officer (“CEO”). Executive shall do and perform all services, acts, or responsibilities necessary or advisable to carry out the duties of CDTO of the Company, as assigned by the Company; provided, however, that at all times during his employment Executive shall be subject to the direction and/or policies established from time to time by the CEO.
(c)Executive agrees that if Executive’s employment is terminated for any reason whatsoever, Executive will resign, at the Company’s request, from any positions Executive has as an officer or director of the Company and of any of the Company’s direct or indirect subsidiaries and any other entity in which Executive is serving as an officer or director relating to the Company.

2.Loyal and Conscientious Performance.  During his employment with the Company, Executive shall devote sufficient energy, abilities, and productive time to the proper and efficient performance of this Agreement necessary to properly carry out the duties of CDTO of the Company.  Executive may not serve on the board of directors of any other company without the prior approval of the CEO; provided, however, that it is specifically agreed that Executive may continue to serve on the board of directors of TribeHealth, Inc. and Upward Health, Inc. only.
3.Compensation.
(a)Base Salary.  The Company shall pay Executive an annual base salary in the amount as determined by the CEO and recommended to the Board by the CEO and approved by the Compensation Committee of the Board of the Company (the “Compensation Committee” and the “Base Salary”), subject to standard payroll deductions and withholdings, and payable in accordance with the Company’s normal payroll practices. Notwithstanding the foregoing, the Base Salary may be reduced at the Company’s discretion as part of a company-wide austerity measure or a compliance initiative that applies uniformly to all senior executives.
(b)Incentive Compensation.  In addition to the Base Salary, Executive shall be eligible to participate in the Management Incentive Plan (MIP) adopted by the Company from time to time in the amounts and at the times determined by the CEO and approved by the Compensation Committee.  Additionally, Executive is also eligible to participate in the Company equity incentive program. Any stock options or other equity awards that Executive has previously been granted by the Company shall continue to be governed in all respects by the terms of their applicable grant agreements, grant notices and plan documents. For the avoidance of doubt, the MIP, the equity incentive program, and any other incentive compensation program implemented by the Company may be modified, replaced, or terminated in the future at the discretion of the Compensation Committee.
(c)Additional Benefits.  In addition to the Base Salary payable to Executive hereunder, Executive shall be entitled to the following benefits:
(i)Except as specifically provided herein, all benefits to which all other executive officers of the Company generally are entitled as determined by the Board, on terms comparable thereto, including but not limited to, participation in any and all 401(k) plans, bonus and incentive payment programs, group life insurance policies and plans, medical, health, dental and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executive officers, and which participation shall be governed in all respects by the terms of the applicable benefit plan documents.
(ii)During Executive’s employment with the Company, Executive shall be entitled to paid vacation time in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company.

(iii)The Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by him in the course of performing his duties under this Agreement, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses pursuant to Company policy.
(d)Withholding and Taxes.  All of Executive’s compensation shall be subject to customary federal and state withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
4.Term.   The initial term of this Agreement shall be for a period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”) or, if earlier, the termination date of Executive’s employment in accordance with the provisions set forth in this Agreement.  At the expiration (but not earlier termination) of the Initial Term, and any subsequent Renewal Term (as defined below), the term of this Agreement shall automatically renew for additional periods of one (1) year (each, a “Renewal Term”), unless Executive’s employment has earlier terminated or either party hereto has given the other party written notice of non-renewal at least one hundred and eighty (180) days prior to the expiration date of the Initial Term or the Renewal Term, as applicable. If the Company gives Executive written notice of non-renewal, the expiration of the Term or the Renewal Term (as applicable) shall be deemed to be the termination of Executive by the Company without Cause for all purposes under this Agreement as of such date of expiration.
5.Early Termination.  This Agreement may be terminated early by the following means:
(a)Termination for Cause.  The Company may terminate this Agreement for Cause (as defined herein) by delivering written notice to Executive specifying the cause or causes relied upon for such termination. The termination will be effective immediately unless the Company specifies a different date in the notice. If Executive’s employment under this Agreement is terminated by the Company for Cause, Executive’s Base Salary shall immediately cease and Executive shall be entitled to:  (i) Executive’s earned and unpaid Base Salary through the termination date; (ii) reimbursement for any reasonable accrued (but unpaid) expenses through the termination date; (iii) any accrued but unused vacation time; and (iv) the vested employee benefits, if any, to which Executive is entitled pursuant to the terms and conditions of the Company’s benefit plans (the “Accrued Obligations”).  Grounds for the Company to terminate this Agreement for “Cause” shall include only the occurrence of any of the following events:
(i) Executive’s willful misconduct or gross negligence in the performance of his duties hereunder;
(ii) Executive’s willful failure or refusal to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the CEO or any act or omission that constitutes a material breach of this Agreement, if such failure, refusal, or breach has not been substantially cured to the satisfaction of the CEO within thirty (30) days after written notice of such failure or refusal has been given by the Company to Executive;
(iii) Executive’s performance of any action when specifically and reasonably instructed not to do so by the CEO;
(iv) Executive’s engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company (including, without limitation, Executive’s violation of any Company policy involving harassment, discrimination, intellectual property, confidentiality, non-competition, or non-solicitation);
(v) Executive’s commission of any fraud against the Company or use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated; or
(vi) Executive’s conviction of any crime involving moral turpitude, dishonesty, theft, fraud, or embezzlement.
(b)Termination Without Cause or For Good Reason.  The Company may voluntarily terminate this Agreement without Cause by giving written notice to Executive. Any such notice shall specify the exact date of termination (the “Termination Date”).  Executive may voluntarily terminate this agreement for Good Reason by giving written notice to the Company specifying the exact Termination Date.  “Good Reason” means any of the following (i) a material diminution by the Company of Executive’s then existing base salary or non-equity incentive compensation opportunity, other than as contemplated by Section 3(a); (ii) a material diminution in Executive’s authorities, duties and/or responsibilities; or (iii) the Company’s decision to permanently relocate Executive’s residence or the Company’s principal business office by more than sixty (60) miles from its then current location and the Executive’s relocation with respect thereto; provided, however, that no termination by Executive shall constitute a termination for Good Reason unless: (1) Executive gives the Company notice of the existence of the condition constituting Good Reason within thirty (30) days following the initial occurrence thereof; (2) the Company does not remedy or cure the Good Reason condition within thirty (30) days of receiving such notice described in (1); and (3) Executive terminates employment within thirty (30) days following the end of the cure period described in (2).  If Executive’s employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason, subject to the condition set forth below in Section 5(c), Executive shall be entitled to receive, after the Termination Date, the Accrued Obligations and the following “Severance Benefits”: (i) eighteen (18) months of his Base Salary at the rate existing on the Termination Date; (ii) if Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any state equivalent, for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents from the Termination Date until the earliest of (A) the date that is eighteen (18) months after the Termination Date, (B) the expiration of Executive’s eligibility for continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”); and

(iii) with respect to Awards (as defined in the Company’s 2018 Omnibus Equity Incentive Plan) then held by Executive and not vested as of the Termination Date, accelerated vesting of such Awards such that Executive gets twelve (12) full months of vesting credit from the Termination Date; provided that, if the Termination Date is in connection with or within twelve (12) months after a “Change in Control” (as defined in the Plan), then all of the Awards then held by Executive and not vested at the time of such termination shall become fully vested and exercisable as of the Termination Date. With respect to payment of COBRA premiums described above, Executive must pay his portion of any premiums with after-tax income and any portion of such premiums paid for by the Company shall be fully taxable to Executive. If Executive becomes eligible for coverage under another employer’s group health plan, through self-employment, or otherwise ceases to be eligible for COBRA coverage during the period provided in this Section, Executive must immediately notify the Company of such event, and the Company’s obligation to pay COBRA premiums on Executive’s behalf shall cease.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on Executive’s behalf, the Company will pay Executive on the last day of each remaining month of the COBRA Payment Period a cash payment equal to the COBRA premium for that month, which payment shall be subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA Payment Period prior to the end of the COBRA continuation period.  Such Special Severance Payment shall end on the earlier of (i) the date on which Executive commences other full-time, regular employment (i.e., excluding temporary or consulting positions) and (ii) the close or termination of the COBRA continuation period following Executive’s termination.  All Base Salary payments shall be paid over time in accordance with the Company’s general payroll practices, as and when such Base Salary would have been paid had Executive’s employment not terminated, with the first Base Salary installment due for the payroll period beginning immediately following the expiration of the separation agreement revocation period described below.  Executive shall not be under any obligation to mitigate the Company’s obligation by securing other employment or otherwise.
(c)Conditions to Receipt of Severance Benefits.  The receipt of the Severance Benefits in Section 5(b) will be subject to and conditioned on Executive’s signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) so that such Separation Agreement becomes effective no later than forty-five (45) days following Executive’s Termination Date.  Executive will have twenty-one (21) days to consider the Separation Agreement and seven (7) days to revoke the Separation Agreement after signature on the Separation Agreement.  For sake of clarity, no Severance Benefits will be paid or provided until the Separation Agreement becomes effective.  If any Severance Benefits under this Agreement (including the Base Salary continuation) are not covered by one or more exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Separation Agreement could become effective in the calendar year following the calendar year in which Executive’s Termination Date occurs, then no Severance Benefits shall begin to be paid until the second calendar year.   Payments deferred pursuant to this Section shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided in Section 5(b), above.  No interest shall be due on any amounts so deferred.

(d)Termination by Executive.  Executive may voluntarily terminate this Agreement without Good Reason upon a ninety (90) day written notice of such termination submitted to the CEO, and in such event, Executive shall only be entitled to receive the Accrued Obligations.
(e) Termination upon Death or Disability.
(i)This Agreement shall terminate without notice upon the date of Executive’s death or the date when Executive becomes “completely disabled” as that term is defined in Section 5(e)(ii).  In the event of Executive’s death or compete disability, all rights of Executive to compensation hereunder shall automatically terminate immediately upon his death or complete disability, except that Executive’s estate or Executive shall be entitled to the Accrued Obligations.
(ii)The term “completely disabled” as used in this Agreement shall mean the inability of Executive to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy and disability income insurance covering executives of the Company then in force.  In the event the Company has no policy of disability income insurance covering executives of the Company in force when Executive becomes disabled, the term “completely disabled” shall mean the inability of Executive to perform his normal and customary duties under this Agreement for a total of four (4) consecutive months by reason of any incapacity, physical or mental, based upon medical advice or an opinion provided by a licensed, American Board of Medical Specialties (ABMS) Board-Certified physician acceptable to the Board. The action of the Board shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement.
6.Section 409A.  Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A shall not commence until Executive has incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional twenty percent (20%) tax under Section 409A.  It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement.  Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether Severance Payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate and distinct payments.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid causing Executive to incur the additional twenty percent (20%) tax under Section 409A,  such payments shall not be provided to Executive prior to the earliest of (i) the first business day of the seventh (7th) month following Executive’s Separation from Service with the Company, (ii) the date of Executive’s death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  All payments deferred pursuant to this Section shall be paid in a lump sum to Executive on the first business day of the seventh (7th) month following Executive’s Separation from Service, and any remaining payments due shall be paid as otherwise provided in Section 5(b), above.   No interest shall be due on any amounts so deferred.  Notwithstanding any other provision of this Agreement to the contrary, neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A.  Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. Any expenses that are to be reimbursed pursuant to this Agreement that are subject to Section 409A shall:  (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred; (ii) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive; and (iii) not be subject to liquidation or exchange for any other benefit.
7.Non-Solicitation. Executive agrees that during the period of his employment with the Company and for eighteen (18) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.  This Section survives the termination of this Agreement.
8.Compensation Recovery. By signing this Agreement, Executive agrees to be bound by, and comply with the terms of the compensation recovery policy or policies (and related practices) of the Company or its affiliates as such may be in effect from time-to-time.
9.Trade Secrets, Confidential Information and Inventions.
(a)Trade Secrets in General.  During the course of Executive’s employment, Executive will have access to various trade secrets, confidential information and inventions of the Company as defined below.
(i)“Confidential Information” means all information and material which is proprietary to the Company or any former, present, or future parent, subsidiary, affiliate, successor, or assign of Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by Executive or developed, created, or discovered by Executive in his official capacity with the Company, which relates to the Company’s past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company which information or materials has commercial value in the business in which the Company is engaged and includes, without limitation, all of the following:  designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, copyrights, possible transactions with other companies, actual or potential mergers and acquisitions, equity issuances, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph (iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of Executive prior to its disclosure by the Company, (2) is or becomes generally available to the public by acts other than those of Executive (or anyone acting on his behalf) after receiving it, (3) becomes generally available to the public by acts of Executive necessary to performing duties associated with their job description, or (4) has been received lawfully and in good faith by Executive from a third party who did not derive it from the Company.
(ii)“Inventions” means all discoveries, concepts, and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements and derivative works thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company. Inventions do not include any subject matter which qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention which is developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or Trade Secret information, and which is not related to the Company’s business, or actual or demonstrably anticipated research or development of the Company, and which does not result from any work performed by Executive for the Company.
(iii)“Trade Secrets” shall mean any scientific, technical, or other data, information, design, process, procedure, formula or improvement that is commercially available to the Company, that is not generally known in the industry, and that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use.

This Section includes not only information belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company or its employees during his employment and thereafter.

(b)Restriction on Use of Confidential Information.  Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

(c)Non-Disclosure.  Except as required by the performance of Executive’s services to the Company under the terms of this Agreement, neither Executive nor any of his agents or representatives, shall, directly or indirectly, publish or otherwise disclose, or permit others to publish, divulge, disseminate, copy or otherwise disclose the Company’s Trade Secrets, Confidential Information and/or Inventions during or after the term of this Agreement.
(d)Use Restriction.  Executive shall use the Trade Secrets, other Confidential Information and/or Inventions only for the limited purpose for which they were disclosed.  Executive shall not disclose the Trade Secrets, other Confidential Information and/or Inventions to any third party without first obtaining written consent from the Board and shall disclose the Trade Secrets, other Confidential Information and/or Inventions only to the Company’s own employees having a need to know.  Executive shall promptly notify the Board of any items of Trade Secrets prematurely disclosed.
(e)Surrender Upon Termination.  Upon termination of his employment with the Company for any reason, Executive will surrender and return to the Company all documents and materials in his possession or control which contain Trade Secrets, Inventions, and other Confidential Information.  Executive shall immediately return to the Company all lists, books, records, materials, and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the past, present or anticipated business of the Company, or any affiliate or subsidiary thereof.  Executive acknowledges and agrees that all such lists, books, records, materials, and documents, are the sole and exclusive property of the Company.
(f)Prohibition Against Unfair Competition.  At any time after the termination of his employment with the Company for any reason, Executive will not engage in competition with the Company while making use of the Trade Secrets of the Company.
(g)Patents and Inventions.  Executive agrees that any inventions made, conceived or completed by him during the term of his service, solely or jointly with others, which are made with the Company’s equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company, shall be the sole and exclusive property of the Company. Executive promises to assign such inventions to the Company.  Executive also agrees that the Company shall have the right to keep such inventions as Trade Secrets, if the Company chooses. Executive agrees to assign to the Company Executive’s rights in any other inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, Executive agrees to disclose to the Company in confidence all inventions which Executive makes arising out of Executive’s service and all patent applications filed by Executive within one year after the termination of his service.  Executive shall assist the Company in obtaining patents on all inventions, designs, improvements and discoveries patentable by the Company in the United States and in all foreign countries and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto during and after the term of this Agreement.

(h)Government Agency Exception.  Nothing in this Agreement precludes Executive from filing a charge or complaint with, or participating in any investigation or proceeding before, or reporting possible violations to, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with the Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or prohibit Executive from participating in activities that are protected under whistleblower provisions of federal law or regulation.  This Agreement does not limit Executive’s right to receive an award for information provided to the SEC under SEC Rule 21F-17.  Executive also confirms that he understands that nothing in this Agreement prohibits him from reporting to any governmental authority information concerning possible violations of law or regulation and that Executive may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability provided Executive does so consistent with 18 U.S.C. 1833(b).
(i)Cooperation.  Following the termination of Executive’s employment for any reason, Executive will cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the term of Executive’s employment with the Company.  Expenses incurred by Executive, as related to any such requirement, will be re-imbursed.
(j)Non-Disparagement; Social Media.  Executive will not criticize, defame, be derogatory toward or otherwise disparage the Company, its products, services, or the Company’s past, present and future officers, directors, managers, stockholders, members, attorneys, agents, representatives, employees, or affiliates, or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude Executive from giving truthful testimony in response to a lawful subpoena or preclude any conduct protected under any state or federal law providing “whistleblower” protection to Executive. In addition, on the date of Executive’s termination of employment, Executive shall update his profile on social media websites (such as LinkedIn) to reflect that he is no longer an employee of the Company.
(k)Survival.  This Section 9 survives the termination of this Agreement.
10.Miscellaneous.
(a)Assignment and Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, administrators, estate, beneficiaries, and legal representatives.  Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

(b)Notices. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for), or sent by recognized commercial overnight courier, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Corporate Secretary

Cryoport, Inc.
112 Westwood Place, Suite 350

Brentwood, TN 37027

If to Executive, to the Executive’s address set forth on the signature page of this Agreement or the then-current address on file with the Company.

Any such written notice shall be deemed received when personally delivered or upon receipt in the event of overnight courier, or three (3) days after its deposit in the United States mail by certified mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

(c)Choice of Law; Arbitration.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Tennessee.  The Parties agree that any controversy or claim arising out or relating to this Agreement, or the breach hereof, or arising out of or relating to the employment of Executive and/or the rights, duties or obligations of the Company or of Executive shall be settled by binding arbitration in accordance with the Arbitration Agreement in the form and substance attached as Exhibit A and incorporated by this reference as though fully set forth herein. Executive agrees that his signature on this Agreement also serves as his signature to Exhibit A.
(d)Integration.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, except the Arbitration Agreement which is incorporated herein as set forth Section 10(c) and attached as Exhibit A, and supersedes all prior oral and written employment agreements or arrangements between the Parties; provided, that except as otherwise expressly stated in this Agreement, incentive awards granted to Executive shall be governed by the relevant plan and any other related grant or award agreement and any other related documents.  This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company as approved by the Compensation Committee.
(e)Waiver.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.  No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.

(f)Severability.  The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.
(g)Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  The Parties acknowledge that each Party and its counsel have reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
(h)Injunctive Relief.   In the event that Executive breaches any restrictive covenant, the Company shall be entitled to an injunction restraining Executive from violating such restrictive covenant (without posting any bond or other security).  The Parties agree that the Arbitration Agreement in Exhibit A shall not preclude either Party from seeking temporary injunctive relief relating to the post-employment restrictive covenants from a court of appropriate jurisdiction (with the matter then proceeding to arbitration after resolution of the temporary injunction request). If the Company institutes any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.
(i)Attorneys’ Fees.  In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action.
(j)Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original thereof.
(k)Representations and Warranties.  Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreement between Executive and any other person or entity.  Executive affirms that he has no agreement with any other party that would preclude his compliance with any obligations under this Agreement.
(l)Preservation of Property.  Executive will exercise reasonable care, consistent with good business judgment to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in his custody for the purpose of conducting the business of the Company.  Upon request, Executive will promptly surrender the same to the Company at the conclusion of his employment, or if not surrendered, Executive will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location.  At the conclusion of Executive’s employment with the Company, he agrees to return such instruments or accessories to the Company or to account for same to the Company’s reasonable satisfaction.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CRYOPORT, INC.	EXECUTIVE:
By:/s/Jerrell W. Shelton Name:Jerrell W. Shelton Title:Chairman, President & Chief Executive Officer	/s/Edward Zecchini Edward Zecchini